UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2024

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	000-56617	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information.

On February 16, 2024, White River Energy Corp (the “Company”) entered into a letter of intent with the counterparty to that certain Joint Venture Agreement dated November 22, 2023 (the “JVA”), as previously disclosed, and a third party intermediary setting forth the terms of the Company’s contemplated purchase of $13 billion of United States federal income tax credits issued to a Native American tribe (“Credits”) in exchange for $3 million cash and 10 million shares of the Company’s restricted common stock, which will vest upon the receipt of a valid registration number for the Credits from the U.S. Treasury. On February 16, 2024, the Company paid a $1.25 million deposit towards the cash portion of the purchase price to the intermediary, which is in the process of working to provide the Company with a certificate for the Credits as well as a registration number. The transactions contemplated by the letter of intent are subject to negotiation and execution of a definitive purchase agreement with respect to the Credits.

Additionally, on February 22, 2024, the Company received a registration number for the first two tranches of Credits it received in November 2023 and December 2023 pursuant to the JVA. The Company has hired a Washington, D.C. law firm/lobbying firm to perform due diligence on its behalf with respect to the Credits, and if possible issue a tax opinion, which firm is in the process of conducting its review.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: February 23, 2024	By:	/s/ Jay Puchir
	Name:	Jay Puchir
	Title:	Chief Financial Officer